Exhibit 99.1

N E W S R E L E A S E

MEDIA CONTACT

Amy Baker

VP, Corporate Communications and Marketing

abaker@mvbbanking.com

(844) 682-2265

INVESTOR RELATIONS

Marcie Lipscomb mlipscomb@mvbbanking.com

(844) 682-2265

MVB Financial Corp. Announces Strategic Minority

Investment in Warp Speed Holdings LLC

(FAIRMONT, W.Va.) March 14, 2022 – MVB Financial Corp. (Nasdaq: MVBF) (“MVB” or the “Company”), the parent holding company for MVB Bank (the “Bank”), today announced the execution of a definitive agreement pursuant to which the Bank will acquire a 38% interest in Warp Speed Holdings LLC. (“Warp”) for $48 million (the “Consideration”). The Consideration will be comprised of $38.4 million cash and $9.6 million in MVB common stock, with the number of shares issued being based on the volume weighted average closing price for shares of MVB common stock for the 20 trading days ending the day prior to the closing date

Warp is the holding company for the Warp Family of Companies, which includes CalCon Mutual Mortgage, dba OneTrust Home Loans, One Trust International, and Warp Speed Mortgage (collectively “OneTrust”), as well as investments in Click2Bind Insurance, Empower Title LLC and Grind Analytics LLC. Together, Warp represents a horizontally integrated financial services platform focused on residential and commercial loan origination and servicing, title insurance services, business and personal insurance brokerage and data analytics to optimize business decisions in real time. Through superior customer service and execution driven by leading technology, OneTrust has developed a premier independent loan origination platform. The Warp companies originated over $4 billion of loan volume over 2020 and 2021.

OneTrust’s focus on traditional retail and commercial lending, along with its more recently developed direct to consumer channel, will complement MVB’s existing commercial banking franchise. The commercial platform of multi-family, healthcare, real estate and SBA lending provides an additional asset generation vehicle for MVB.

“This investment is a continued extension of our partnership model with leading financial service providers that focus on using technology to deliver a superior customer experience and attractive financial results. We are impressed with what founders Josh Erskine and Shane Erskine and their team have built to date and believe Warp is just beginning to scratch the surface of its potential,” said Larry F. Mazza, Chief Executive Officer, MVB Financial and MVB Bank.

Josh Erskine, Chairman and Chief Executive Officer of Warp, said, “MVB has established itself as a leading technology-forward bank serving middle market retail and commercial customers. We are extremely excited about the significant growth potential having MVB as a partner. The synergies and joint value created by this partnership are substantial and will speed up the profit focused growth path that Warp is already on.”

MVB’s investment in Warp is anticipated to meaningfully increase fee income while driving strong commercial and residential loan growth. MVB expects the transaction to provide double digit earnings accretion, not including expected synergies with MVB’s existing commercial banking businesses. The investment, which is expected to close in mid-2022, is subject to receipt of required regulatory approvals and other customary closing conditions.

Raymond James & Associate, Inc. is serving as MVB’s financial advisor, and Squire Patton Boggs is serving as legal counsel to MVB.

About MVB Financial Corp.

MVB Financial Corp. (“MVB Financial” or “MVB”), the innovative financial holding company of MVB Bank, is publicly traded on The Nasdaq Capital Market® under the ticker “MVBF.” Through its subsidiary, MVB Bank, Inc., (“MVB Bank”) and the bank’s subsidiaries, MVB provides services to individuals and corporate clients in the Mid-Atlantic region, as well as to Fintech, Payment and Gaming clients throughout the United States. For more information about MVB, please visit ir.mvbbanking.com.

Forward-looking Statements

MVB Financial Corp. has made forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in this Press Release. These forward-looking statements are based on current expectations about the future and subject to risks and uncertainties. Forward-looking statements include, without limitation, information concerning possible or assumed future results of operations of the Company and its subsidiaries, as well as statements regarding MVB’s future plans with regard to its Fintech line of business. When words such as “plans,” “believes,” “expects,” “anticipates,” “continues,” “may” or similar expressions occur in this Press Release, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the Company and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include but are not limited to: credit risk; changes in market interest rates; revaluation of equity investments, including MVB’s investments in Fintech companies; inability to further scale up the Fintech line of business; competition; economic downturn or recession; and government regulation and supervision. Additional factors that may cause our actual results to differ materially from those described in our forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as well as its other filings with the SEC, which are available on the SEC website at www.sec.gov. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements.